FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACT:
Geoff Grande
FD
(617) 747-1721

SKILLSOFT REPORTS THIRD QUARTER FISCAL 2010 RESULTS AND
RAISES FULL YEAR FISCAL 2010 REVENUE AND EPS TARGETS

•	THIRD QUARTER REVENUE OF $80.4 MILLION AND NET INCOME OF $19.6 MILLION

•	THIRD QUARTER DILUTED EPS OF $0.20

•	THIRD QUARTER ADJUSTED EBITDA OF $32.1 MILLION

•	REDUCED DEBT BY $10.2 MILLION IN THE THIRD QUARTER AND REPURCHASED 1.1 MILLION SHARES FOR $9.9 MILLION

•	CASH, RESTRICTED CASH AND INVESTMENTS OF $66.2 MILLION

NASHUA, NH, November 19, 2009 - SkillSoft PLC (NASDAQ: SKIL), a leading Software as a Service (SaaS) provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses, today announced financial results for its third quarter of fiscal 2010.

FISCAL 2010 THIRD QUARTER RESULTS

The Company reported total revenue of $80.4 million for its third quarter ended October 31, 2009 of its fiscal year ending January 31, 2010 (fiscal 2010), which represented a 3% decrease from the $83.1 million reported in its third quarter of the fiscal year ended January 31, 2009 (fiscal 2009).  Revenue for the third quarter of fiscal 2010 was negatively impacted by approximately $0.6 million due to the differences in foreign exchange rates in effect during the third quarter as compared to the foreign exchange rates during the third quarter of fiscal 2009.  The Company’s deferred revenue balance at October 31, 2009 was approximately $140.4 million as compared to approximately $142.6 million at October 31, 2008.  The 2% decrease in deferred revenue reflects a decline in order intake and billings which was offset by approximately $3.1 million from the positive impact of differences between foreign exchange rates at October 31, 2009 and foreign exchanges rates at October 31, 2008.

On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $19.6 million, or $0.21 per basic share and $0.20 per diluted share, for the third quarter of fiscal 2010 as compared to net income of $12.0 million, or $0.12 per basic share and $0.11 per diluted share, for the third quarter of fiscal 2009.

“We are pleased that our fiscal 2010 third quarter results exceeded the revenue and EPS range we targeted in August 2009 despite the cautious customer environment in which we continue to operate,” said Chuck Moran, President and Chief Executive Officer.  “We are investing a portion of our incremental adjusted EBITDA (resulting from performance in excess of our projections) in additional international content research and development in the second half of fiscal 2010 to increase our international value proposition and future revenue growth outlook.  We are also currently developing our fiscal 2011 operating plans and are considering continued additional investment from our incremental adjusted EBITDA in fiscal 2010 to support future international revenue growth opportunities.”

Gross margin increased to 91% for the Company’s fiscal 2010 third quarter as compared to 87% for the fiscal 2009 third quarter.  The increase in gross margin for the fiscal 2010 third quarter includes a reduction in the amortization of intangible assets related to acquired technology and capitalized software development costs of 2% of revenue, or $1.7 million.  Gross margin was further improved due to cost reductions related to personnel, hosting services and consulting expenses as well as a shift in product mix away from royalty-bearing products.

Research and development expenses increased to $12.5 million in the fiscal 2010 third quarter from $12.1 million in the fiscal 2009 third quarter.  This increase was primarily due to incremental international content development expenses to support future revenue growth opportunities, partially offset by reductions in compensation and benefits related to certain cost savings initiatives. Research and development expenses were 16% of revenue for the fiscal 2010 third quarter as compared to 15% for the fiscal 2009 third quarter.

Sales and marketing expenses decreased to $23.3 million in the fiscal 2010 third quarter from $26.4 million in the fiscal 2009 third quarter.  This decrease was primarily due to a reduction in net sales compensation and sales incentive expenses, as well as decreased marketing expenses and a lower number of non-field sales personnel.  Sales and marketing expenses were 29% of revenue for the fiscal 2010 third quarter as compared to 32% for the fiscal 2009 third quarter.

General and administrative expenses decreased to $7.9 million for the fiscal 2010 third quarter from $9.1 million in the fiscal 2009 third quarter.  This decrease was primarily due to reductions in professional fees related to the Company’s business realignment strategy, which was substantially completed in fiscal 2009, and reductions in personnel and outside contractor expenses.  General and administrative expenses were 10% of revenue for the fiscal 2010 third quarter as compared to 11% for the fiscal 2009 third quarter.

The Company’s interest expense decreased to $1.6 million for the fiscal 2010 third quarter as compared to $3.4 million for the fiscal 2009 third quarter.  This decrease was primarily due to principal payments made to reduce the Company’s outstanding debt.

The Company’s effective tax rate from continuing operations was 24.3% for the nine month period ended October 31, 2009 and consisted of a cash tax provision of approximately $5.9 million (8.0%) and a non-cash tax provision of approximately $11.9 million (16.3%).  This compares to a 38.5% effective tax rate for the nine month period ended October 31, 2008, which consisted of a cash tax provision of approximately $3.1 million (6.3%) and a non-cash tax provision of approximately $15.7 million (32.2%).  The decrease in the current year effective tax rate is primarily due to the geographic distribution of worldwide earnings as a result of the business re-alignment that took effect at the beginning of fiscal 2010.

Adjusted EBITDA (an important leverage covenant included in the Company’s credit facility) for the fiscal 2010 third quarter was $32.1 million as compared to $28.8 million for the fiscal 2009 third quarter.  Adjusted EBITDA for the fiscal 2010 third quarter is calculated by taking net income ($19.6 million) and adding back depreciation and amortization ($0.8 million), amortization of intangible assets and capitalized software development costs ($2.2 million), stock-based compensation ($1.4 million), interest expense ($1.6 million), provision for income taxes ($6.3 million), and other expense net of interest income ($0.2 million).  At October 31, 2009, SkillSoft’s trailing 12 month debt to adjusted EBITDA ratio was approximately 0.7.

SkillSoft had approximately $66.2 million in cash, cash equivalents, short-term investments and restricted cash as of October 31, 2009 as compared to $42.7 million as of January 31, 2009.  This increase is primarily due to cash provided by operations of $87.8 million and proceeds received of $3.5 million from the exercise of share options under the Company’s various share option programs and from share purchases made under the Company’s 2004 employee share purchase plan during the first nine months of fiscal 2010.  The increase was partially offset by principal payments made of $38.8 million against long term debt, payments of $29.8 million to repurchase shares and $1.7 million for property and equipment purchases.

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft’s DSOs were in the targeted range for the fiscal 2010 third quarter.  On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs were 6 days in the fiscal 2010 third quarter as compared to 10 days in the year ago period and 4 days in the second quarter of fiscal 2010.  On a gross basis, which considers all items billed as receivables, DSOs were 78 days in the fiscal 2010 third quarter as compared to 80 days in the year ago quarter and 71 days in the second quarter of fiscal 2010.  The decrease in gross and net basis DSOs is due to improvements in customer collection efforts. The increase in gross and net basis DSOs in the third quarter as compared to the second quarter of fiscal 2010 is primarily attributed to the mix of billing arrangements with extended payment terms.

FISCAL 2010 AND FISCAL 2010 FOURTH QUARTER OUTLOOK

As a result of reported revenues for the fiscal 2010 third quarter, the Company now anticipates annual revenues to be in the range of $312.0 million to $314.0 million as compared to the annual revenue range of $307.0 million to $310.0 million set forth in its press release issued on August 20, 2009.  Additionally, the Company now expects sales and marketing expenses for fiscal 2010 to be in the range of $97.0 million to $99.0 million and general and administrative expenses to be in the range of $33.5 million to $34.5 million as compared to the range of $105.0 million to $110.0 million and $31.5 million to $32.5 million, respectively, set forth in its press release issued on March 16, 2009.  Research and development expenses are now expected to be in the range of $44.0 million to $45.0 million as compared to the range of $40.5 million to $42.5 million set forth in its press release on August 20, 2009.  The Company anticipates that its provision for income taxes will be approximately 23% to 25% of pre-tax net income as set forth in its press release issued on August 20, 2009.  The non-cash tax provision is expected to be approximately 14% to 16% of pre-tax net income as compared to 13% to 15% of pre-tax net income as set forth in its press release issued on August 20, 2009.  The revised non-cash tax provision outlook is due to a shift in the expected geographic distribution of worldwide earnings in the forecast as well as the revised annual pre-tax income guidance.  The Company now anticipates its adjusted net income for fiscal 2010 will be in the range of $67.0 million and $70.0 million, or $0.68 to $0.71 per diluted share, as compared to the range of $58.0 million to $61.0 million, or $0.59 to $0.62 per basic and diluted share, set forth in its press release issued August 20, 2009.  Adjusted net income represents GAAP net income, excluding foreign exchange gains or losses.

For the fourth quarter of fiscal 2010 ending January 31, 2010, the Company currently anticipates revenue to be in the range of $76.2 to $78.2 million.  The Company also currently anticipates adjusted net income for the fiscal 2010 fourth quarter to be between $11.5 million and $14.5 million, or $0.12 to $0.15 per diluted share.

As a result of reported adjusted EBITDA for the nine months of fiscal 2010 ending October 31, 2009, the Company now anticipates the adjusted EBITDA for fiscal 2010 to be in the range of $115.0 million to $119.0 million as compared to the range of $105.0 million to $110.0 million set forth in its press release issued on August 20, 2009.  The adjusted EBITDA range for fiscal 2010 is calculated by taking expected net income ($67.0 - $70.0 million) and adding back depreciation and amortization ($4.5 – $5.5 million), amortization of intangible assets and capitalized software development costs ($8.0 – $8.5 million), stock-based compensation ($6.0 - $7.0 million), interest expense ($7.1 – $7.6 million), provision for income taxes ($21.0 - $22.0 million), and other expense net of interest income ($1.4 million).

The earnings outlook for fiscal 2010 and the fourth quarter of fiscal 2010 does not take into account the potential positive or negative impact from changes in foreign exchange rates after October 31, 2009, the potential negative impact of the resolution of litigation matters, potential restructuring charges or the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from a future acquisition transaction.  The outlook also does not take into account the effect of a public offering or other financing arrangement, SkillSoft’s share buyback program or debt restructuring that could impact interest income/expenses and/or outstanding shares and thereby the Company’s EPS outlook.

Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com at the time of the earnings call.

Conference Call

In conjunction with the release, management will conduct a conference call on Thursday, November 19, 2009 at 5:00 p.m. EST to discuss the Company’s fiscal 2010 third quarter financial and operating results and financial outlook.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, interested parties can dial 800-322-9079 or 973-582-2717 for international callers and use the following passcode: 41988112. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 a.m. EST on November 20, 2009, until 11:59 p.m. EST on November 26, 2009. The replay number is 800-642-1687 or 706-645-9291 for international callers, passcode: 41988112. A webcast replay will also be available on SkillSoft's Web site at www.skillsoft.com.

About SkillSoft
SkillSoft PLC (NASDAQ: SKIL) is a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e- learning content, online information resources, flexible learning technologies and support services.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft’s Books24x7(R) product offering includes access to more than 18,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM) and virtual classroom.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements.  Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Risk Factors" in SkillSoft's Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2009 as filed with the Securities and Exchange Commission.  The forward-looking statements provided by the Company in this press release represent the Company's views as of November 19, 2009.  The Company anticipates that subsequent events and developments may cause the Company's views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.
###

SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited, In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2009	2008	2009	2008

Revenues	$80,402	$83,064	$235,767	$248,039
Cost of revenues (1)	6,845	9,374	21,842	28,013
Cost of revenues - amortization of intangible assets	32	1,690	96	5,170

Gross profit	73,525	72,000	213,829	214,856

Operating expenses:
Research and development (1)	12,508	12,138	31,212	38,136
Selling and marketing (1)	23,336	26,387	70,134	82,185
General and administrative (1)	7,857	9,130	25,014	27,454
Amortization of intangible assets	2,118	2,738	6,690	8,475
Merger and integration related expenses	-	-	-	761
Restructuring	-	-	56	-
Restatement - SEC investigation	-	-	-	49

Total operating expenses	45,819	50,393	133,106	157,060

Other (expense) income, net	(220)	1,013	(1,443)	616
Interest income	66	248	204	1,440
Interest expense	(1,633)	(3,364)	(6,110)	(11,014)

Income before provision for income taxes from continuing operations	25,919	19,504	73,374	48,838

Provision for income taxes - cash	1,011	1,098	5,870	3,063
Provision for income taxes - non-cash	5,278	6,340	11,924	15,727

Income from continuing operations	19,630	12,066	55,580	30,048

(Loss) income from discontinued operations net of an income tax benefit of $25 thousand and an income tax expense of $1.3 million for the three and nine months ended October 31, 2008	-	(37)	-	1,937

Net income	$19,630	$12,029	$55,580	$31,985

Net income, per share, basic - continuing operations	$0.21	$0.12	$0.58	$0.29
Net income, per share, basic - discontinued operations	$-	$(0.00)	$-	$0.02
	$0.21	$0.12	$0.58	$0.31

Basic weighted average common shares outstanding	95,374,749	104,182,736	96,489,795	104,779,876

Net income, per share, diluted - continuing operations	$0.20	$0.11	$0.56	$0.28
Net income, per share, diluted - discontinued operations	$-	$(0.00)	$-	$0.02
	$0.20	$0.11	$0.56	$0.29

Diluted weighted average common shares outstanding	98,501,863	107,500,272	98,601,709	108,656,388

(1)	The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$17	$52	$66	$163
Research and development	226	227	742	695
Selling and marketing	486	412	1,725	1,434
General and administrative	701	731	2,108	2,212
	$1,430	$1,422	$4,641	$4,504

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	October 31, 2009	January 31, 2009
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$63,453	$38,952
Restricted cash	2,792	3,790
Accounts receivable, net	69,816	146,362
Deferred tax assets	30,295	26,444
Prepaid expenses and other current assets	14,781	18,286

Total current assets	181,137	233,834

Property and equipment, net	5,960	7,661
Goodwill	238,550	238,550
Intangible assets, net	6,687	13,472
Deferred tax assets	56,125	78,223
Other assets	9,585	3,360

Total assets	$498,044	$575,100

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$865	$1,253
Accounts payable	4,175	5,648
Accrued expenses	28,079	37,273
Deferred revenue	140,424	201,518

Total current liabilities	173,543	245,692

Long term debt	83,716	122,131
Other long term liabilities	2,663	3,221
Total long-term liabilities	86,379	125,352

Total stockholders' equity	238,122	204,056

Total liabilities and stockholders' equity	$498,044	$575,100

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Nine Months Ended
	October 31,
	2009	2008

Cash flows from operating activities:

Net income	$55,580	$31,985
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	4,641	4,504
Depreciation and amortization	3,419	3,921
Amortization of intangible assets	6,786	13,645
Recovery of bad debts	(130)	(187)
Provision for income taxes - non-cash	11,924	15,727
Gain on sale of discontinued operations	-	(3,386)
Non-cash interest expense	854	898
Tax expense (benefit) related to exercise of non-qualified stock options	169	(1,247)
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	80,962	92,756
Prepaid expenses, other current assets and other assets	3,951	7,907
Accounts payable	(1,502)	(858)
Accrued expenses (including long-term)	(10,809)	(21,663)
Deferred revenue	(68,029)	(68,608)

Net cash provided by operating activities	87,816	75,394

Cash flows from investing activities:

Purchases of property and equipment	(1,703)	(4,066)
Cash paid for business acquisitions	-	(250)
Purchases of investments	(7,762)	(18,545)
Maturity of investments	5,212	23,337
Decrease in restricted cash	998	218
Cash received from sale of discontinued operations	-	6,903

Net cash (used in) provided by investing activities	(3,255)	7,597

Cash flows from financing activities:

Exercise of stock options	1,343	16,412
Proceeds from employee stock purchase plan	2,192	3,063
Principal payments on long term debt	(38,802)	(55,303)
Acquisition of treasury stock	(29,817)	(56,495)
Tax (expense) benefit related to exercise of non-qualified stock options	(169)	1,247

Net cash used in financing activities	(65,253)	(91,076)

Effect of exchange rate changes on cash and cash equivalents	2,641	(3,210)

Net increase (decrease) in cash and cash equivalents	21,949	(11,295)
Cash and cash equivalents, beginning of period	37,853	76,059

Cash and cash equivalents, end of period	$59,802	$64,764